ALL SEASONS GLOBAL FUND, INC.
                              250 Park Avenue South
                                    Suite 200
                           Winter Park, Florida 32789

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                December 18, 1995
                               -------------------

TO THE STOCKHOLDERS
 ALL SEASONS GLOBAL FUND, INC.

         Notice is hereby given that the annual meeting of stockholders of All Seasons Global Fund, Inc. (the "Fund") will be held on Monday,December 18, 1995, at 10:00 a.m. local time, at the Langford Resort Hotel, 300 East New England Avenue, Pavilion D, Winter Park, Florida 32789 for the following purposes:

         1. To elect a Board of six Directors to serve until the next annual meeting and until their successors shall have been elected and qualified.

         2. To ratify the action of the Board of Directors in selecting KPMG Peat Marwick as auditors to examine the books and financial statements of All Seasons Global Fund, Inc., for the period commencing January 1, 1995 and ending December 31, 1995.

         3. To vote on a shareholder proposal that the Board of Director of the Fund take such steps as the Board deems necessary to ensure that stockholders may dispose of their shares of the Fund at net asset value.

         4. To transact such other business as may properly be brought before the meeting.

Stockholders of record at the close of business on October 27, 1995 will be entitled to vote at the meeting. It is hoped that you will attend the meeting, but if you cannot do so, please fill in and sign the enclosed proxy, and return it in the accompanying envelope as promptly as possible. Any stockholder attending can vote in person even though a proxy has already been returned.


                                            By Order of the Board of Directors


                                            DIEGO J. VEITIA
Winter Park, Florida                        Chairman
November 14, 1995

P.S.    In  order  to  save  your  Fund  the   additional   expense  of  further
        solicitation, please be kind enough to complete and return your proxy card today.

                          ALL SEASONS GLOBAL FUND, INC.
                              250 Park Avenue South
                                    Suite 200
                           Winter Park, Florida 32789
                                ----------------

                                 PROXY STATEMENT
                                 ---------------

         This proxy statement is furnished in connection with the solicitation of proxies by or on behalf of the Board of Directors (the "Board") of All Seasons Global Fund, Inc. (the "Fund") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Langford Resort Hotel on Monday, December 18, 1995 at 10:00 a.m., local time. The address of the hotel is 300 East New England Avenue, Winter Park, Florida 32789.

Proxy Solicitation

         All proxies in the enclosed form which are properly executed and returned to the Fund prior to the close of business on December 15, 1995, will be voted as provided as therein at the Annual Meeting or at any adjournment thereof. A Stockholder executing and returning a proxy has the power to revoke it at any time before it is exercised by giving written notice of such revocation to the Secretary of the Fund. Signing and mailing the proxy will notaffect your right to give a later proxy or to attend the Annual Meeting and vote your shares in person. The Fund believes that under Maryland law, abstentions and broker non-votes may be included for purposes of determining whether aquorum is present at the meeting, but would not be treated as votes cast and,therefore, would not be counted for purposes of determining whether matters tobe voted on at the meeting have been approved.

         The Board intends to bring before the meeting the matters set forth initems 1 and 2 in the foregoing notice. The persons named in the enclosed proxyand acting thereunder will vote with respect to items 1, 2, 3, and 4 inaccordance with the directions of the stockholder as specified on the proxy card; if no choice is specified, the shares will be voted IN FAVOR of the election of the six directors named under item 1, IN FAVOR of ratification of KPMG Peat Marwick as auditors, and will abstain with respect to the shareholderproposal set forth in item 3, all as set forth herein. If any other matters areproperly presented to the meeting for action, it is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with the views of management thereon. This proxy statement and form of proxy are being first sent to stockholders on or about November 14, 1995.

         With respect to the election of directors (Item 1), the six nominees receiving the greatest number of votes will be elected. The affirmative vote of a majority of the votes cast at the meeting is required for the ratification of the selection of independent public accountants (Item 2). The affirmative vote of two thirds of the outstanding voting securities of the Fund would be required to approve the actions which would accomplish the purpose of the resolution set forth in item 3, and will therefore be required for approval of the proposal (Item 3).

         The Fund will bear the entire cost of preparing, printing and mailing this proxy statement, the proxies and any additional materials which may be furnished to stockholders. Solicitation may be undertaken by mail, telephone, telegraph and personal contact. At this time the Fund has no arrangement for paid solicitors, but such solicitation arrangement could be undertaken should the Fund's Board of Directors deem it to be in the best interests of the Fund and its shareholders. The anticipated cost of such solicitation is $6,000.00. To date the Fund has spent $125.00 toward the cost of solicitation. The total amount estimated to be spent is $15,000. The Annual Report of the Fund for its fiscal year ending December 31, 1994 was mailed to stockholders of record on March 1, 1995, and has thereafter been mailed to persons who have become stockholders of record entitled to vote at this meeting.

Voting Securities and Principal Holders Thereof

         Holders of Common Stock of the Fund of record at the close of business on October 27, 1995 will be entitled to vote at the Annual Meeting or any adjournment thereof. As of October 16, 1995, the Fund had outstanding 8,239,756.739 shares of Common Stock. The stockholders are entitled to one vote per share on all business to come before the meeting. The Fund has been notified by a filing made on Schedule 13G that Deep Discount Advisors, Inc. and Ron OlinInvestment Management Company, in the aggregate, control and share dispositive powers over shares of common stock in excess of 5%. The Fund has also been notified by a filing made on Schedule 13D that Steel Partners II, L.P., Warren Lichtenstein, and Lawrence Butler, in the aggregate, control and have dispositive powers over shares of common stock in excess of 5%. The officers and directors of the Fund as a group beneficially own in the aggregate less than 1% of the outstanding Common Stock of the Fund.

                       ---------------------------------

                         ITEM 1 - ELECTION OF DIRECTORS

         At the Annual Meeting six directors, constituting the entire Board of Directors (the "Board") of the Fund, are to be elected to hold office until the next annual meeting or until their successors are elected and shall have been qualified. Each nominee has consented to serve if elected. At a meeting of the Board of the Fund on September 30, 1995, pursuant to the Fund's By-Laws, the Board set the number of directors of the Fund at six persons effective with the appointment of a sixth director who will serve until the election of directors at the next meeting of shareholders at which time all directors stand for election. If any nominee for any reason becomes unable to serve, the persons named as proxies will vote for the election of such other persons as they believe will carry on the present policies of the Fund and as they deem to be qualified. The ages, principal occupations during the past five years and certain other affiliations of the nominees, the amount of stock owned beneficially, directly or indirectly, in the Fund and the years they first become directors of the Fund are as follows:




                                                                                 Shares owned
                                                                                 beneficially,
                                                                     First       directly            Percent
                                                                                 or
                             Age (  ) Principal                      Became      Indirectly          of class
                             Occupation
Name and  Address            and other affiliations                  Director    at 11/30/94         11/30/94

* Diego J. Veitia (3)        (52) Chairman-- International Assets    1987        47,089.85                   ^
250 Park Avenue South        Advisory  Corporation,   1981;  Veitia
Suite 200                    and  Associates,  Inc.,  1991;  Global
Winter Park, FL 32789        Assets    Advisors,     Inc.,    1994;
                             International      Assets      Holding
                             Corporation,   1987;   America's   All
                             Season Fund, Inc. 1987;  America's All
                             Seasons Income Fund, Inc., 1988;


Robert A Miller, Ph.D.       (52) Academic Vice  President,  Queens  1987         1,277.788                 ^
(2)(3)                       College,  since July,  1994;  Provost,
2910 Selwyn Avenue #136      Antioch    University   from   August,
Charlotte, NC   28209        1991 to  July,  1994;  formerly  Dean,
                             The Hamilton Holt School,  Rollins  College 1984 to
                             1991;  Director of America's All Season Fund, 1987;
                             Director of America's All Seasons Income Fund, Inc.
                             , 1988.


Adrian Day                   (45)     Investment     adviser    and  1990         1,395.933                ^
(2)                          writer;
900 Bestgate Road            Editor,    Investment    Analyst,   an
Suite 405                    investment  newsletter   since 1987;
Annapolis, MD  21401         Pr     Pres.,     Global     Strategic
                             Management
                             Inc. Inc, money  management firm since
                             1991;      President,       Investment
                             Consultants    International,    Ltd.,
                             since 1981;  Director,  Telegold Ltd.,
                             since  1995;  President,  Day  Assets,
                             Ltd., 1988 - 1992;  former Director of
                             North Lily Mining,  until July,  1993;
                             former     director     of    Vidatron
                             Communications    until   1993;    and
                             Director,    America's   All   Seasons
                             Income Fund,   Inc. since 1990.





                                                                                  Shares owned
                                                                                  beneficially,
                                                                     First        directly         Percent
                                                                                  or
                             Age        (        )        Principal  Became       Indirectly       of class
                             Occupation
Name and  Address            and other affiliations                  Director     at 11/30/94      11/30/94

*Jerome F. Miceli (3)        (52)    President,    Global    Assets     1990         3,580.322           ^
250 Park Avenue South        Advisors,  Inc. since May, 1994;  CEO,
Suite 200                    International      Assets     Advisory
                             Corp.
Winter Park, FL  32789       since   September,  1992;   President
                              of        International        Assets
                             Advisory
                             Corp.   since June, 1990;  Treasurer,
                             America's   All  Season  Fund,   Inc.,
                             since   December,   1990;   Treasurer,
                             America's  All  Seasons  Income  Fund,
                             Inc., since December,  1990;  Director
                             and Chief  Operating  Officer,  Veitia
                             and     Associates,     Inc.     since
                             November,  1990; formerly  Chief
                             Operating    Officer    of    Williams
                             Securities from 1988 to May, 1990.

*Stephen A. Saker            (49)   Director  and  Vice   President     1987          963.552            ^
250 Park Avenue South        International      Assets     Advisory
 Suite 200                   Corporation    since    June,    1985;
Winter Park, FL 32789        Executive Vice President since 1993.
                             Secretary,   America's   All   Seasons
                             Income   Fund,    Inc.   since   1988.
                             Secretary,  America's  All Season Fund
                             , Inc. since 1987;  Secretary,  Global
                             Assets Advisors, Inc. , 1994.

Michael Petrino              Pres., Calport Asset Management, a         1995            2600.00          ^
255 Main St., Ste 103        registered  investment  advisor  since
Westport, CT 06880           7/91;   Pres.,   of   Matrix   Capital
                             Management, a registered investment advisor 1985 to
                             July , 1990.


*Interested Director under the Investment Company Act of 1940 (the "1940 Act"). Mr. Veitia is an "interested" member of the Board of Directors by nature of his position as an officer of the Fund, and also by nature of his positions as Chief Executive Officer and sole shareholder of Veitia and Associates, Inc., the Fund's Adviser, and International Assets Advisory Corporation, the Fund's principal underwriter. Messrs. Miceli and Saker are "interested persons" due to their positions as officers officers of the Fund and their positions as officers or employees of Veitia and Associates, Inc., and International Assets Advisory Corporation.

(2) Dr. Miller is the Chairman of the Audit Committee of the Fund, and Mr. Day is the other member of the Audit Committee. The Committee met twice during 1995.

(3) Mr. Veitia is the Chairman of the Nominating Committee, and Dr. Miller and Mr. Miceli are the two other members of the Nominating Committee. The Committee met once during 1995. Shareholders who wish to bring a prospective nominee to the attention of the Committee may do so by submitting a brief resume of the prospective nominee to the Secretary of the Fund.

^ Represents less than one percent (1%).


         Stephen D. Sjuggerud (24) is Assistant Secretary of the Fund. He has held that position since February, 1995. Mr. Sjuggerud is also Assistant Vice President of Veitia and Associates, Inc., since February, 1995. Sheri Cuff (30) is Assistant Treasurer of the Fund. Ms. Cuff has been administrative manager and operations manager, with International Assets Advisory Corp. ("IAAC")since May, 1988. Nancey M. McMurtry (48) is Assistant Secretary of the Fund. Ms. McMurtry became compliance director of IAAC in August, 1988.

         All officers are elected to one-year terms. All officers and directors may be reached through the principal offices of the Fund at 250 Park Avenue South, Suite 200, Winter Park, Florida 32789. The Board of Directors held four regular meetings in fiscal year 1994. No director attended less than 75% of the meetings.

         Unless instructed by the stockholders to refrain from so voting, it is the intention of the persons named as proxies to vote for the election of the six nominees listed above as Directors. Provided that a quorum is present, a plurality of votes validly cast at the meeting is required to elect the Directors.

          OTHER REMUNERATION AND AFFILIATIONS OF OFFICERS AND DIRECTORS

         Each of the directors of the Fund who is not an affiliated person (as defined in the 1940 Act) of the Fund's Adviser receives an annual fee of $7,500 as compensation and a $750 fee for each meeting attended. The Fund also bears, or reimburses all directors for expenses incurred in connection with attending meetings of the Board of Directors. For the year ended December 31, 1994 aggregate directors fees paid were $31,500. The Adviser has, as required by its agreement, borne the cost of all fees, salaries or other remuneration ofofficers of the Fund who also serve as directors, officers, employees or special consultants to the Adviser. All present officers are covered by this provision and did not receive any compensation from the Fund.

                        --------------------------


                ITEM 2 - RATIFICATION OF APPOINTMENT OF AUDITORS


         At a meeting to be held on December 8, 1995, the Board of Directors, including a majority of those Directors who are not interested persons of the Fund, is expected to select KPMG Peat Marwick as auditors to examine the Fund's books and securities and to certify from time to time the Fund's financial statements for the period January 1, 1995 to December 31, 1995, subject to ratification of such selection by the stockholders of the Fund. KPMG Peat Marwick has no direct or indirect material interest in the Fund. Representatives of KPMG Peat Marwick are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions. KPMG Peat Marwick served as independent auditors for the Fund for the fiscal year ending December 31, 1994.

         The Board of Directors has established an Audit Committee to evaluate financial management, meet with the auditors, and deal with other matters of a financial nature that the Committee deems appropriate.
The Committee met twice during the fiscal year 1995.

         The favorable vote of a majority of the voting securities represented at the meeting is necessary for the ratification of the selection of KPMG Peat Marwick as the Fund's independent auditors for the year ending December 31, 1995.

                   THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
               VOTE IN FAVOR OF THE SELECTION OF KPMG PEAT MARWICK


                        -------------------------------


                        ITEM 3 - PROPOSAL BY SHAREHOLDER


         The Fund was organized in 1987 as a closed-end investment company. As such it does not redeem its shares at net asset value. Therefore, a shareholder who wishes to liquidate shares of the Fund must sell those shares at the current market price in the securities market in which the shares trade. During the last several years the shares of the Fund have sold at a discount from the net asset value of the shares. The Board has continued to monitor this discount, and to evaluate both the benefits and disadvantages of such a discount. Recognizing that shareholders are affected by the discount in different ways, the Board has taken a variety of actions designed to minimize the impact of that discount on shareholders of the Fund.

         In 1991, the Board submitted to shareholders a proposal which would have resulted in a conversion of the Fund from a closed-end fund to an open-end fund over several years. The proposal did not receive sufficient votes to be approved under the super-majority requirement which is required by the Fund's Articles of Incorporation.


Board position on a shareholder proposal

         A shareholder has submitted a resolution and supporting statement for inclusion in this proxy statement. The Fund will provide the name, address, and shareholding of the proposing shareholder to any shareholder of the Fund who requests such information by written or oral request. The Board of Directors of the Fund has considered the proposal submitted by the shareholder and has considered at length what position, if any, the Board would recommend with respect to the proposal. The factors which the Board considered include: the reasons for organizing the Fund as a closed-end investment company; the historical discount in the market value of the shares of the Fund; the number of shareholders who supported and opposed the previous proposal voted upon by shareholders; the economic factors which affect this issue; the recent narrowing of the discount from an average of 23% discount during the calendar year ending December 31, 1994, to a current level of 17% at this time; the leveraging effect benefiting present shareholders; and the disadvantage to liquidating shareholders.

         The unanimous conclusion of the Board, after weighing these and other factors, was that the interests of the shareholders of the Fund are not uniform in respect of this issue. The Board believes that the obligation of the Directors of your Fund is to achieve the greatest benefit for the Fund and its shareholders. The Board concluded that it should identify the views on this issue of the shareholders who presently own the outstanding shares of the Fund. For this reason the Board has determined that it would not take a position in favor of, or opposed to, the proposal, but would identify the views of the shareholders; however, the Board would like to update shareholders on the various matters referred to in the shareholder supporting statement.

     The present discount as of this writing is 16%, not 25.3%.

     According to Lipper as reported in the October 23, 1995 issue of Barron's, 30 out of the 90 funds in the World Equity Funds section have greater discounts than the Fund.

     Since December 31, 1989, a $10,000 invested in the Fund with dividends reinvested would be worth $10,709.88 today--not a loss as stated by the shareholder.

     Since January 1, 1995, the performance of the Fund has been anything but dismal. In the October 23, 1995 issue of Barron's, the Fund is the best performing closed-end fund in the World Equity Funds section, made up of 90 funds based on share price performance. In the most recent Morningstar review of the Fund, they state "For the trailing three- and five-year periods, FUND has earned one of the best risk scores in the world-stock objective."

When shareholders have expressed a view on the proposal, the Board will then determine the proper course to fulfill its fiduciary duty.

         The Board recognizes that there are divergent views on this proposal among shareholders with different economic interests. In recognition of the fact that the proponent has submitted a supporting statement on this issue, the Board has also agreed to include a statement of similar length furnished by a shareholder opposed to the proposal. The Board takes no position at this time on the merits of the respective submissions. In addition, the Board has included a statement provided by the Fund's Adviser describing the effects on the operation of the Fund's portfolio if the Fund converts to an open-end fund, and clarifying the investment results achieved by the Fund.

         During its deliberations, the Board considered the courses of action which it could identify that would enable the Board to pursue the goal set forth in the resolution if it were adopted by the shareholders. Without expressing any view on the merits of the different choices, the Board concluded that each of the alternatives would require the Fund to approve an amendment to the Fund's Articles of Incorporation by a two thirds super-majority vote as set forth in the Fund's Articles of Incorporation. The Board therefore concluded that a two thirds vote of all of the outstanding voting securities of the Fund is necessary to approve this proposal.

Shareholder opinion on present status of Fund

         The Fund has received a shareholder's statement which takes a different view to that of the shareholder proposal. This statement was submitted to the Board of Directors in the form of a letter written by a shareholder who is not affiliated with management of the Fund. The statement reads:

          "As a long-time shareholder of our Fund, (going back to 1988) It hought I'd send you this letter with some thoughts, and a suggestion. Please feel free to use this in any forum you think appropriate.

         I am aware that from time-to-time the Board considers open-ending the Fund as a way to fight the discount. But, I want you to know that I'm happy with the All Seasons Global Fund. I originally bought shares of the Fund because I am a conservative investor who liked the philosophy of long-term capital appreciation without any undue risk to the capital. And portfolio investments like Johnson & Johnson, Nestle and many others, coupled with U.S. Treasuries, sure help me sleep a lot better at night. The Fund's objective is to meet the needs of a long-term investor like me.

          How did I feel about the discount at which Fund shares have been selling until recently? Mixed feelings...

         On the one hand, I felt it was a tremendous opportunity for me to pick up an interest in blue-chip global assets at a substantial discount. So I have been happily adding to my position when the price was in the $3.25-$3.75 range by purchases and through my dividend reinvestment program. On the other hand, I hate to see my investment selling for less than I paid for it! I'd rather shares weren't selling too low even if it does provide an attractive investment opportunity. (There can be too much of a good opportunity.) So I want you to know that I support the Fund's share buyback program, because I believe that it helps to reduce pressure on the share price. I have also noticed that during the course of this year the market price is up over 30%.

         Which brings me to the reason for this letter ......

         I like the Fund a lot, just as it is - a closed end fund. It's a great vehicle for long term investors. Some short term opportunistic people might disagree, but the Fund came into existence for those who believe that long term investing is where the odds are for investors like me. Keep finding ways to fight the discount without open-ending the Fund.

         It seems to me a better job at communicating to the public the good job of the Fund would help to further narrow our discount. You should also consider increasing the size of the fund, in order to lower our expense ratio and give us more visibility. To conclude, keep up the good work, but don't change the nature of the Fund."


Shareholder proposal

         The text of the proposal from a shareholder is as follows:

         "RESOLVED, The Board of Directors of the Fund shall promptly take whatever steps it deems necessary to ensure that all stockholders are able to dispose of their shares at their underlying net asset value ("NAV")."

         The text of the supporting statement submitted with the proposal reads:

                  "The shares of the Fund have long traded at a substantial discount from their underlying NAV. As of June 2, 1995, the share price was $3.6875, a discount of 25.3% from its NAV of $4.94. This discount was the largest of all of the 86 U.S.-based closed-end world equity funds tracked by Lipper Analytical Services ("Lipper").

                  In its semi-annual report for 1994, Diego J. Veitia, Chairman of the Fund, wrote: 'We have hired a very prominent closed-end fund consultant to help us gap the very nagging discount of the price of the fund to net asset value (NAV).' Since then, however, the discounthas remained very large and actually exceeded 30% in early 1995.

                           The persistent discount might be more tolerable if the Fund had achieved its objective of 'long-term capital appreciation without undue risk to capital.' This has not been the case. According
         to Lipper, a $10,000 investment in the Fund on   December 31,  1989 was
         worth only $9,381 on December 31, 1994 while an identical investment in the average global/international closed-end fund increased to $13,359 over the same five-year period. Morningstar has characterized the Fund's long-term record as 'pretty dismal' and opined that it's


                           The best and surest ways to enhance the value of the shares are to either (1) convert the Fund from a closed-end fund to an open-end fund, (2) merge the Fund into an existing open-end fund, (3) liquidate the Fund and distribute the assets to shareholders, or (4) conducta tender offer at NAV for all of the shares of the Fund. Each of these measures would allow stockholders to realize the full NAV of their shares.

                         In 1991, a proposal to open-end the Fund was submitted to stockholders. Although a majority of shares were voted for the proposal, it failed to receive the necessary 2/3 of the outstanding shares. Stockholders deserve an opportunity to vote on a proposal which would enable them to realize the value of their shares without a burdensome super-majority requirement.

                  Adoption of this proposal will likely have a negative impact on the fees and commissions that International Assets Holding Corporation (IAHC) receives from the Fund. Despite underperforming the averages and the competition, IAHC has collected well over $2 million in management fees and brokerage commissions from the Fund during its lifetime. Stockholders should consider whether or not, in considering the merits of this proposal, the Directors, three of whom are affiliated with IAHC, face any conflictbetween the interests of IAHC and the stockholders of the Fund.

                  Stockholders who agree with our position should mark their proxies in favor of the above proposal. Stockholders who are happy with the status quo should vote against it."


Investment impact on the Fund

         The Investment Adviser has provided the following statement:

         "As your Adviser, we have been asked by the Board of Directors of the Fund to summarize the impact on management of the Fund's assets if this proposal is approved. For this purpose, we have assumed that to achieve the goal set by the proposal would require that the Fund convert to open-end status, or otherwise revise the way it conducts its business so as to achieve substantially the same end result.

      The Adviser believes that such a restructuring of the way the Fund conducts business would require the Fund to forgo several benefits of organization as a closed-end fund.

      Conversion would reduce the flexibility of portfolio management. Open-end funds may be more limited in the selection of portfolio investments than closed-end funds.

      Conversion would require the Adviser to allocate assets in consideration of possible reductions of assets to permit the Fund to promptly meet redemptions. This may reduce the invested portion of the Fund's assets.

      When market corrections affect investment markets, and investors seek to liquidate, closed-end funds are not forced to lock in losses by selling securities to meet untimely redemptions.

      In order to avoid reducing the economies of scale achieved by a fund, an open-end fund may incur costs to continuously distribute shares in order to replenish assets lost to redemptions.

         The Adviser believes that these points underscore the importance to the Fund and the shareholder of being organized as a closed-end fund. In addition, if the Fund converts, the shareholders would lose the benefit of purchasing shares or reinvesting dividends at a market price below current net asset value, which can yield an enhanced return rate on the investment.

         As the Adviser, we also wish to clarify the information reported in the supporting statement by the shareholder in regard to performance and other matters. A $10,000 investment with dividends reinvested since inception would be worth $12,681 dollars today. In fact, in the Barron's Market Week published October 23, 1995 (Page MW80), All Seasons Global Fund is listed as the top-performing World Equity Fund for the last 52 weeks. The claim that International Assets Holding Corporation (IAHC) has received management fees is not correct. IAHC does not and has not collected any form of management or advisory fee from the Fund. The Fund can and does place trades through IAAC, but it also places trades through many different brokers in any given year. The fees paid to IAAC are generally less than or equal to the best commission rates in the industry, and IAAC provides the service and trade executions that the Fund demands.

         We also believe that quotes provided by the proposing shareholder do not convey a complete story. For example, a recent Morningstar review of the Fund stated that: 'For the trailing three- and five-year periods, FUND has earned one of the best risk scores in the world-stock objective.' Morningstar rated the Fund as three out of five stars, hardly the negative view portrayed by the proposing shareholder.

         We have provided as Exhibit A to this proxy statement two charts which show you how your Fund has performed: (1) against the international indexes since inception, and (2) how the share price of the Fund has outperformed most of the global and international indexes this year alone. It is extremely interesting to note two very important points:

         (A) The Fund has avoided most of the major market correction since inception (mostly due to its flexibility).

         (B) Its performance has been attained with a historical average or less than 50% invested in stocks since inception. This means the Fund has achieved a comparable return with a reduced market risk exposure.

         As the Fund's Adviser, we believe that the flexibility and the closed-end status of your Fund is an extremely valuable tool in the preservation of capital and investment of assets."

         The  Advisor  believes  that  shareholders   should  vote  against  the
proposal.

           THE ADVISOR RECOMMENDS THAT YOU VOTE AGAINST THE PROPOSAL

                              -------------------



                               INVESTMENT ADVISOR

         Veitia and Associates, Inc., 250 Park Avenue South, Suite 200, Winter Park, Florida 32789, manages the investments of the Fund under an Investment Management Agreement (the "Management Agreement") dated February 1, 1992 which was approved by the shareholders on January 20, 1992, for a period of two years. The Management Agreement has since been continued by the Board from year to year, and was most recently continued by the Board at its meeting on December 10, 1994 for one year ending January 31, 1996. The Board will next consider the management agreement at its meeting on December 8, 1995.

         The Management Agreement provides that the Adviser shall supervise and manage the Fund's investments and shall determine the Fund's portfolio transactions, subject to periodic review and ratification by the directors. The Adviser is responsible for selecting brokers and dealers (including, when appropriate, affiliated broker-dealers) to execute transactions for the Fund.

         Pursuant to the Management Agreement, the Adviser will manage the assets of the Fund in accordance with its stated objective, policies and restrictions (subject to the supervision of the Fund's Board of Directors and officers). The Manager will also keep certain books and records in connection with its services to the fund, and furnish facilities required by the Fund for investment activities. The Adviser has also authorized any of its directors, officers and employees who have been elected as directors or officers of the Fund to serve in the capacities in which they have been elected. Services furnished by the Adviser under the Agreement may be furnished through the medium of any such directors, officers and employees.

         The Adviser also administers the Fund's general business affairs subject to the supervision of the Fund's Board of Directors and its officers. The Adviser will furnish the Fund with ordinary clerical, administrative, accounting and bookkeeping services, including facilities for the completion of these activities.

         As compensation for its services the Adviser receives a fee, computed daily and payable monthly, at the annualized rate of 1% of the Fund's average daily net assets up to $100 million. The Agreement provides for reduction in the fee rate to 0.85 of 1% and to 0.70 of 1% for assets over, respectively, $100 million and $250 million.

         To comply with certain state securities laws governing sales of Fund shares in such states, the Adviser has furnished an undertaking to the Fund that if certain expenses, including the Advisor's fee, exceed such state limitations, the Adviser will adjust the accrual and collection of its fee to reduce Fund expenses to such limits each month. Currently, the lowest such limitation on expenses is that of the state of California, which provides that "aggregate annual expenses" shall not exceed 2 1/2 % (two and one-half percent) of the first $30,000,000 of the average net assets, 2% (two percent) of the next $70,000,000 of average net assets, and 1 1/2% (one and one-half percent) of the remaining net assets of the Fund for any fiscal year determined monthly, or at more frequent intervals or on a consistent basis. For the fiscal year ended December 31, 1994, Veitia and Associates, Inc. received $434,386 in advisory fees from the Fund. The Adviser was not required to reduce its fee in accordance with the expense limitation provision described above for the fiscal year ended December 31, 1994.

         While the stock of Veitia and  Associates,  Inc. is 100% owned by Diego
J. Veitia, Veitia and Associates is a sister company of International Assets Advisory Corporation, Inc., which is a wholly-owned subsidiary of International Assets Holding Corporation. Diego J. Veitia and an International Assets Advisory Corporation employee stock ownership plan are controlling stockholders of International Assets Holding Corporation. International Assets Holding Corporation engaged in a public distribution of a portion of its authorized shares in March, 1994. However, Diego J. Veitia and the employee stock ownership plan together still constitute a controlling interest.

         The present Management Agreement will remain in effect for a period of two years from the effective date, and will continue in effect from year to year thereafter only if such continuance is approved annually by a majority vote of
(i) the Fund's Board, or (ii) by a vote of a majority of the outstanding voting securities of the Fund; provided that in order to give effect to such continuance the Agreement, in either case, must also be approved by the vote of a majority of the directors who are not parties to the Agreement or interested persons (as such term is defined in the 1940 Act) of any party to the Agreement, voting in person at a meeting called for the purpose of voting on such approval. The Agreement may be terminated at any time without penalty by the Fund's Board or by a majority vote of the outstanding shares of the Fund, or by the Advisor, in each instance on not less than 60 days' prior written notice and shall automatically terminate in the event of its assignment.

                           DISTRIBUTION AND BROKERAGE

         Diego J. Veitia, Chairman of the Board and Chief Executive Officer of the Fund is the Chairman of the Board and a controlling shareholder of IAAC and Veitia and Associates, Inc. Mr. Miceli, a Director and Treasurer of the Fund is also President of Veitia and Associates, Inc.and Chief Executive Officer of IAAC. Mr. Saker, a Director and Secretary of the Fund, is a Director and Executive Vice President of IAAC and an officer of Veitia and Associates.

         Portfolio transactions will be placed with a view to receiving best price and execution. In addition, the Adviser seeks to pay commission rates which are reasonable in relation to those paid by other similar institutional investors. The Adviser periodically checks the rates of commission being paid by the Fund to brokers to ascertain that they are competitive with those charged by other brokers for similar services and to similar institutional accounts. The Fund has also authorized the Adviser to place the Fund's transactions with brokers (other than IAAC) who provide research as well as brokerage services. Research and brokerage services may include (a) advice, furnished either directly or through publications or writings in other media, as to the value of securities, the advisability of investing in securities, or the availability of securities or purchasers or sellers of securities; (b) analyses and reports concerning issuers, industries, securities, economic factors and trends, portfolio strategy, or the performance of accounts; or (c) effecting securities transactions or performing related functions (such as clearance, settlement and custody).

         The Management Agreement authorizes the Adviser to place portfolio transactions for the Fund and permits the Adviser to cause the Fund to pay commissions on such transactions, when executed through non-affiliated brokers, which are greater than another broker or dealer might charge if the Advisor, in good faith, determines that the commissions paid are reasonable in relation to the research or brokerage services provided by the broker, when viewed in terms of either a particular transaction or the Advisor's overall responsibilities to the Fund and other investment accounts over which the Adviser exercises investment discretion.



                              STOCKHOLDER PROPOSALS

         Any stockholder desiring to present a proposal for consideration at the 1996 Annual Meeting of Stockholders of the Fund, if held, should submit such proposal in writing so that it is received by the Fund at 250 Park Avenue South, Suite 200, Winter Park, Florida, 32789, by not later than July 26, 1996.

THE FUND'S MOST RECENT ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 1994 IS AVAILABLE AT NO COST TO SHAREHOLDERS, UPON WRITTEN OR ORAL REQUEST BY CONTACTING THE FUND AT 250 PARK AVENUE SOUTH, SUITE 200, WINTER PARK, FL 32789, OR BY CALLING 1-800-432-0000. THE ANNUAL REPORT SHOULD BE READ IN CONJUNCTION WITH THIS PROXY STATEMENT, BUT IS NOT PART OF THE PROXY SOLICITING MATERIAL.




Diego J. Veitia
Chairman and Chief Investment Officer

November 14, 1995



STOCKHOLDERS WHO ARE UNABLE TO ATTEND THE MEETING IN PERSON ARE REQUESTED TO FILL IN, DATE AND SIGN THE PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED PREPAID ENVELOPE. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE YOUR TITLE AS SUCH. WHERE STOCK IS HELD JOINTLY, BOTH SIGNATURES ARE REQUIRED.






                        NOTES TO CHARTS ON FOLLOWING PAGE

1.  The first chart shows the performance of the NAV of the Fund vs. MSCI EAFE.

2. MSCI EAFE is the Morgan Stanley Capital International Europe, Australia and Far East Index, an unmanaged index of foreign stocks.

3.  Veitia and Associats represents the All Seasons Global Fund, Inc.

4. The second chart compares the Fund's market price performance to that of the MSCI EAFE and the MSCI World.

5. MSCI World is the Morgan Stanley Capital International World Index, an unmanaged index of foreign stocks.

                                               EXHIBIT A

This page contains two charts.


                             VEITIA & ASSOCIATES
                         ALL SEASONS GLOBAL FUND, INC.
                         GROWTH OF THE DOLLAR ANALYSIS
                   SINCE INCEPTION ENDING SEPTEMBER 30, 1995


The first chart is a line graph which compares the growth of the NAV of the Fund managed by Veitia and Associates, Inc. versus the Morgan Stanely MSCI EAFE.

The second chart is a line graph comparison of 1995 market performance between the Fund, the Morgan Stanley EAFE, and the MSCI World.

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






Proxy                      All Seasons Global Fund, Inc.                Proxy

                              250 Park Avenue South
                                    Suite 200
                           Winter Park, Florida 32789

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

THE  UNDERSIGNED  HEREBY  APPOINTS  DIEGO J.  VEITIA AND  STEPHEN A.  SAKER,  AS
PROXIES,  EACH WITH THE POWER TO APPOINT HIS SUBSTITUTE;  AND HEREBY  AUTHORIZES
THEM,  OR ANY OF THEM,  TO REPRESENT  AND VOTE ALL THE SHARES OF COMMON STOCK OF
ALL SEASONS GLOBAL FUND,  INC. HELD OF RECORD BY THE  UNDERSIGNED ON OCTOBER 27,
1995 AT THE  ANNUAL  MEETING  OF  STOCKHOLDERS  ON  DECEMBER  18,  1995,  OR ANY
ADJOURNMENT THEREOF:



1.  On the ELECTION OF SIX DIRECTORS     _______FOR all nominees listed (except as marked to the contrary below)

         _______WITHHOLD AUTHORITY to vote for all nominees listed below

      Diego J. Veitia  Adrian Day        Jerome F. Miceli Robert A. Miller  Michael Petrino
Stephen A. Saker
               (Instruction  to withhold  authority  to vote for any  individual nominee, place a line through the nominee's name.)

2.  On ratification of the selection of KPMG Peat Marwick as auditors for the period January 1, 1995 to
December 31, 1995

               __________FOR             __________AGAINST____________ABSTAIN



3.  On the shareholder proposal as set forth in the proxy statement.

               __________FOR             __________AGAINST____________ABSTAIN

4. In their discretion, upon the transaction of any other matters which may properly come before the meeting or any adjournment thereof.

The shares represented by this proxy, when properly executed, will be voted as specified in the foregoing items 1, 2, and 3, by the undersigned stockholder(s).
If no direction is made, this proxy will be voted FOR the election of the six nominees named in the proxy statement; FOR the ratification of the selection of KPMG Peat Marwick; as an abstention with respect to the shareholder proposal in item three, and in the discretion of the management as to any other matter which may come before the meeting.


                                                          ---------------------------------

Dated______________________, 1995                         _________________________________
                                                          Signature(s) of Stockholder (s)

Please sign exactly as the name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign the corporate name by the President or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.
